Argentex Mining Proposes Private Placement

VANCOUVER, Nov. 20 /CNW/ -- Argentex Mining Corporation ("Argentex") (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that it is undertaking a brokered private placement of up to 5,720,000 units (the "Units") at a price of Cdn $0.70 per Unit for gross proceeds of up to Cdn$4,004,000. Each Unit will consist of one common share of Argentex (each a "Unit Share") and one-half of one non-transferable common share purchase warrant (each whole warrant, a "Warrant"). Each Warrant will entitle the purchaser to purchase one additional common share of Argentex (each a "Warrant Share") at a price of Cdn$0.90 for a period of two years after closing, subject to early expiration in the event that the common shares of Argentex trade on the TSX-V or the OTCBB with an average closing price greater than Cdn$1.25 for a period of 30 consecutive trading days.

Argentex intends to use the proceeds of the private placement to fund exploration activities at its properties in the Patagonia region of Argentina, for working capital and for general corporate purposes.

Wellington West Capital Markets Inc. and Canaccord Capital Corporation will act as the agents in connection with the offering and will receive an aggregate cash commission in an amount equal to six percent of the gross proceeds, together with such number of non-transferable broker warrants as is equal to six percent of the number of Units sold. Each broker warrant will entitle the holder to purchase one common share of Argentex (a "Broker Warrant Share") at an exercise price of Cdn$0.70 for a period of one year after closing.

Except as specified in this press release, none of the securities to be offered or sold in the private placement have been or will be registered under the United States Securities Act of 1933, as amended (the "Act"), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Each of the Unit Shares, the Warrant Shares and the Broker Warrant Shares will be a "restricted security" under the Act and will be subject to a hold period of at least six months from the date they are issued. In addition, these securities will be subject to a hold period of four months and one day after closing under applicable Canadian securities laws and the requirements of the TSX Venture Exchange. The Warrants and the broker warrants will also be restricted securities subject to these restrictions but, in addition, these securities will be non-transferable by their terms.

At closing, Argentex will agree to file, within 45 days after closing, a registration statement with the U.S. Securities and Exchange Commission (the "SEC") to register the Warrant Shares for resale in the United States. If and when this registration statement is declared effective by the SEC, it will not reduce any hold period or otherwise affect any resale restrictions mandated by the Canadian securities laws.

Argentex anticipates that the private placement should close on or before November 27, 2009. Closing will be subject to the receipt of applicable regulatory approvals, including approval by the TSX Venture Exchange.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CW3023759.1